US_ACTIVE-181295609.1 August 6, 2024 Mike Monahan 3600 E. Burnett St. Long Beach, CA 90815 Re: Cash-Based Performance Bonus Opportunity Dear Mike: The Beauty Health Company and HydraFacial LLC (together with any of their respective successors or assigns, the “Company”), wish to provide you with the following cash-based performance award opportunity under the terms and on the conditions outlined below. The Company shall determine, in its reasonable discretion, whether you have met the goals and conditions below regarding the outlined performance goals. Nothing in this correspondence is intended to alter your “at-will” employment status or to provide you with a contract of employment for any set or guaranteed term. You shall be entitled to the performance bonus outlined below only if you remain an active employee of the Company as of the date, April 15, 2025, of payout of the performance bonus. If you meet, as determined by the Company in its reasonable discretion, the following supplemental performance goals by April 15, 2025, you shall be entitled to a cash-based supplemental performance bonus in the amount of Three Hundred Thousand Dollars and No Cents ($300,000), minus customary tax withholdings, to be paid to you on or before April 15th 2025: 1. You must by April 15, 2025 ensure the implementation of a written remediation plan for inventory material weakness. Such written plan will establish processes for ongoing monitoring and oversight, appropriate training and appropriate system enhancements to address current identified issues including, but not limited to: • Physical existence of inventory; • Excess and obsolete inventory; and • Inventory pricing and purchase agreements, including non-trade vendor receivables and potential disputes with vendors; 2. In partnership with Chief Supply Chain and Operations Officer, you must by April 15, 2025, ensure the Sales & Operational Planning process is in alignment with finance to ensure linkage with demand planning and inventory management. Please let us know if you have any questions about the above terms and conditions. We appreciate your continued service as Chief Financial Officer of the Company.

- 2 - US_ACTIVE-181295609.1 Sincerely, /s/ Doug Schillinger Doug Schillinger Chairman, Compensation Committee